EXHIBIT 77M:

(a)	On September 26, 2011 the Incline Capital Trend
Following Fund (the "Acquired Fund"), a series of
Northern Lights Fund Trust, was reorganized into the Highland Trend Following Fund (the "Acquiring Fund"), a series of Highland Funds II (the "Acquiring Trust").

(b)	At a Special Meeting of the Board of Trustees of the
Acquiring Trust, held on July 7, 2011, the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Acquiring Trust, as defined by the Investment Company Act of 1940, as amended, approved the proposed Agreement and Plan of Reorganization (the "Reorganization"), by and among the Acquiring Trust, on behalf of the Acquiring Fund, and the Northern Lights Fund Trust, on behalf of the Acquired
Fund, to merge the Acquired Fund into the Acquiring Fund.

      At a Special Meeting of Shareholders of the Acquired
Fund, held on September 23, 2011, the shareholders approved the Reorganization. The Agreement and Plan of Reorganization by and between Northern Lights Fund Trust and the Acquiring Trust, on behalf of the Acquired Fund, is attached as Exhibit 77Q1(g) to Form N-SAR.